Exhibit 99.1

Schnitzer Steel Reports Record Quarterly and Annual Financial Results

PORTLAND, Ore.--(BUSINESS WIRE)--October 28, 2008--Schnitzer Steel Industries, Inc. (Nasdaq:SCHN) today reported record net income of $126 million, or $4.38 per diluted share, for the fiscal fourth quarter ended August 31, 2008. Revenues of $1.3 billion were also a record, marking the first time that quarterly revenues exceeded one billion dollars. Compared to the fourth quarter of fiscal 2007, diluted earnings per share increased 242%.

For the fiscal year, the Company reported record net income of $249 million, or $8.61 per diluted share. Consolidated revenues of $3.6 billion were also a record. Compared to the prior year, revenues increased 42%, while diluted earnings per share increased 99%.

(in millions, except per-share data)	Fourth Quarter 2008	Fourth Quarter 2007	Third Quarter 2008	Fiscal 2008	Fiscal 2007
Revenues	$1,314	$749	$972	$3,642	$2,572
Operating Income	$200	$63	$102	$402	$214
Net Income	$126	$38	$62	$249	$131
Diluted EPS	$4.38	$1.28	$2.14	$8.61	$4.32

“The fourth quarter proved to be a very successful end to another outstanding year for Schnitzer Steel,” said John Carter, President and CEO. “We turned in a strong operating performance and continued to invest in technology and infrastructure to prepare our Company for future growth. Our operating platform and deep water port facilities allowed us to maximize the benefits from the robust markets in which we operated during the year, leading to record net income and strong operating cash flows. I’d like to thank all of our 3700 employees for their hard work in delivering these record quarterly and annual financial results.”

“As we enter a new fiscal year, there is no question that the near-term market environment has changed. While we continue to be optimistic about the long-term forecasted growth in steel consumption around the world and the demand for recycled metals, the markets in the early part of fiscal 2009 have significantly weakened, and it is uncertain when we might see improvements. We believe, however, that our strong balance sheet, positive cash flows and many of the actions we have taken which contributed to an outstanding 2008 will serve us well in this challenging environment.”

“During the year, we increased our focus on our continuous improvement program, continued to make capital investments in technology that provided greater recovery of nonferrous materials and improved operating efficiencies, and again delivered higher asset utilization and production volumes,” continued Tamara Lundgren, Executive Vice President and COO. “In addition, our global market visibility allowed us to maximize the benefits from rising markets and react swiftly to reduce our buy prices in the face of rapidly slowing worldwide demand. This allowed us to partially mitigate the impact of the significant decline in prices which occurred late in the fourth quarter and, along with our actions to adjust our production to match lower current demand, should help to maintain strong metal spreads and contribute to positive operating cash flow in the first fiscal quarter of 2009.”

Metals Recycling Business

The Metals Recycling Business continued to utilize its bi-coastal export platform to take advantage of robust overseas markets for recycled metals.

($ in millions, except selling prices; ferrous volume in thousands of long tons, non-ferrous volumes in millions of pounds)	Fourth Quarter 2008	Fourth Quarter 2007	Third Quarter 2008	Fiscal 2008	Fiscal 2007
Total Revenues	$1,174	$616	$810	$3,063	$2,089
Ferrous Revenues	$1,038	$501	$668	$2,591	$1,682
Ferrous Volumes (Processing/ Trading)	1,489/8	1,252/253	1,137/151	4,754/444	4,291/1,212
Avg. Net Ferrous Sales Prices ($/LT)(1) (Processing/ Trading)	$623/590	$287/298	$463/440	$442/370	$263/279
Nonferrous Volumes	126	105	129	439	383
Avg. Net Nonferrous Sales Prices ($/LB)(1)	$1.05	$1.05	$1.07	$1.03	$1.02
Operating Income (2)	$182	$46	$94	$357	$166

(1) Sales prices are shown net of freight
(2) Includes operating income from joint ventures

Revenues from the Metals Recycling Business increased 45% over the third quarter of fiscal 2008 and 91% over the fourth quarter of 2007, driven by record ferrous volumes and sales prices. Processed ferrous sales volumes of 1.5 million tons increased 31% quarter over quarter and 19% year over year. Processed ferrous average net selling prices of $623/ton increased 35% over the third quarter of fiscal 2008 and 117% over the fourth quarter of 2007. During the quarter, nonferrous volumes and prices also remained strong.

Operating income increased 295% over the fourth quarter of fiscal 2007 and nearly doubled the previous record for operating income established in the third quarter of fiscal 2008. During the quarter, the rise in export sales prices significantly outpaced domestic raw material purchase costs, resulting in substantially wider margins and, coupled with higher ferrous sales volumes, led to the record operating income. However, toward the end of the quarter the markets for recycled metals began to weaken substantially. As a result of the significant fall in forward selling prices, the Company recognized a $49 million pre-tax charge to adjust year-end inventory values to the lower of cost or market which was included in the fourth quarter results.

Auto Parts Business

The Auto Parts Business reported record quarterly and annual revenues and operating income.

($ in millions, except locations)	Fourth Quarter 2008	Fourth Quarter 2007	Third Quarter 2008	Fiscal 2008	Fiscal 2007
Revenues	$103	$74	$101	$353	$266
Operating Income	$16	$10	$17	$47	$29
Locations (end of quarter)	56	52	53	56	52

Revenues for the Auto Parts Business increased 38% over the fourth quarter of 2007, primarily as a result of higher core and scrap prices, improved parts sales and higher car volumes.

Fourth quarter operating income increased 62% over the fourth quarter of 2007 and was narrowly higher than the record operating income in the third quarter of this year. Higher car volumes and improved margins on core and scrap sales led to the year over year increase in operating income.

Steel Manufacturing Business

The Steel Manufacturing Business benefited from record high prices and strong sales volumes.

($ in millions, except selling prices; volume in thousands of tons)	Fourth Quarter 2008	Fourth Quarter 2007	Third Quarter 2008	Fiscal 2008	Fiscal 2007
Revenues	$182	$117	$168	$603	$425
Avg. Net Sales Prices ($/T)	$958	$617	$744	$728	$575
Sales Volume	185	184	218	808	713
Operating Income	$22	$20	$23	$72	$64

Revenues for the Steel Manufacturing business rose 56% compared to the fourth quarter of fiscal 2007 and 9% from the third quarter of 2008. Average net sales prices rose sharply despite softening demand toward the end of the quarter, reflecting a continuing lack of competition from imported steel products.

Year over year operating income increased slightly as sales prices increased at a greater rate than raw material costs. On a quarter over quarter basis, lower sales volumes resulted in a slight decline in operating income.

Share Repurchases

During the quarter, the Company repurchased 250,000 shares of its Class ‘A’ common stock. Since November 2006, the Company has repurchased 3.2 million shares, or approximately 10% of the total shares outstanding. Under the authority granted by its Board of Directors, the Company may repurchase an additional 1.5 million shares.

Outlook

Current market conditions are extremely unsettled and forward visibility is limited. In light of the short period of time remaining between the date of this release and the end of the Company’s first fiscal quarter, the Company is able to provide limited qualitative guidance on first quarter results. Investors are cautioned that a great deal of uncertainty remains regarding near-term market conditions, and the Company does not assume responsibility for updating this guidance prior to the first quarter earnings release.

The factors that may affect the Company’s results in the first quarter of fiscal 2009 include:

Metals Recycling Business:

Pricing. While the Company’s long-term outlook for scrap demand remains positive, substantially diminished short-term demand has resulted in a significant drop in ferrous scrap prices from the record levels achieved in the recently completed fourth quarter. Based on sales made to date, average net ferrous selling prices for the first quarter are expected to range from $300/ton to $375/ton, which would exceed the average net prices realized in the first quarter of fiscal 2008. This range reflects prices which were higher in September than are expected in November. Average net nonferrous sales prices are expected to decline 20-25% from the levels achieved throughout fiscal 2008. Raw material purchase prices have been reduced in response to the declining selling prices.

Sales volumes. First quarter ferrous scrap volumes are currently expected to decline 10-25% from the one million tons shipped during the first quarter of fiscal 2008. It should be noted that quarterly results will be highly dependent on currently contracted shipments occurring as scheduled. Nonferrous sales volumes are expected to increase 10-20% on a year over year basis. Overall raw material purchases have been reduced to reflect the lower expected ferrous sales volumes.

Margins. Notwithstanding the Company’s actions to quickly reduce raw material purchase prices, the significant fall in selling prices for both ferrous and nonferrous metals during the first quarter, combined with the impact of average inventory costing, are currently expected to result in reported margins which approximate the margins in the first quarter of fiscal 2008 but are lower than the record results in the fourth quarter. Actual margins will be highly dependent on currently contracted shipments occurring as scheduled, as well as changes in current and forward market conditions.

Auto Parts Business:

Revenues. Higher self-service parts sales are expected to be offset by lower prices for scrapped vehicles and cores and a weakening economic environment leading to fewer collision repairs. As a result, revenues are expected to be flat on a year over year basis.

Margins. The Company’s actions to reduce purchase prices for scrapped vehicles are currently expected to help to maintain a positive cash spread between core and scrap selling prices and the cost of scrapped vehicles. However, prices for scrap and cores are expected to decline more than the average inventory costs, and combined primarily with weaker full-service parts sales, are expected to more than offset the higher self-service parts sales and result in negative operating margins.

Steel Manufacturing Business:

Pricing. Despite reduced demand from West Coast construction, first quarter net sales prices for finished goods are expected to remain 30-40% higher than the prices received in the first quarter of fiscal 2008, but decline 10-15% from the record prices achieved in the recently completed fourth quarter.

Sales Volumes. Lower demand and increased competition is expected to result in first quarter sales volumes declining to between 105,000 and 115,000 tons. Output in the melt shop and rolling mills has been reduced to reflect lower current demand.

Margins. Despite current period scrap costs which have declined more than average sales prices, the impact of average inventory costing is expected to result in an operating margin per ton which approximates the first quarter of 2008 but is lower than the fourth quarter.

Fourth Quarter 2008 Conference Call

A conference call and slide presentation to discuss results will be held today, October 28, 2008, at 11:30 a.m. EDT, hosted by John Carter, President and Chief Executive Officer, Tamara Lundgren, Chief Operating Officer and Richard Peach, Chief Financial Officer. The call and the slides will be webcast and accessible on Schnitzer Steel’s web site at www.schnitzersteel.com.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 39 operating facilities located in 12 states throughout the country, including six export facilities located on both the East and West Coasts and in Hawaii. The Company’s vertically integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company’s auto parts business sells used auto parts through its 38 self-service facilities and 18 full-service facilities located in 16 states and in western Canada. With an annual production capacity of nearly 800,000 tons, the Company’s steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 103rd year of operations in fiscal 2009.

This news release, particularly the Outlook section, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s outlook for the business and statements as to expected pricing, sales volume, operating margins and operating income. Such statements can generally be identified because they contain “expect,” “believe,” “anticipate,” “estimate” and other words that convey a similar meaning. One can also identify these statements as statements that do not relate strictly to historical or current facts. Examples of factors affecting the Company that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company’s products and the raw materials it purchases; world economic conditions; world political conditions; unsettled credit markets; changes in federal and state income tax laws; government regulations and environmental matters; impact of pending or new laws and regulations regarding imports and exports into the United States and other foreign countries; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates and availability of transportation; loss of key personnel; expectations regarding the Company’s compliance program; the inability to obtain sufficient quantities of scrap metal to support current orders; purchase price estimates made during acquisitions; business integration issues relating to acquisitions of businesses; new accounting pronouncements; availability of capital resources; creditworthiness of and availability of credit to suppliers and customers; and business disruptions resulting from installation or replacement of major capital assets, as discussed in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company’s forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement.

For more information about Schnitzer Steel Industries, Inc., go to www.schnitzersteel.com.

SCHNITZER STEEL INDUSTRIES, INC.
CONSOLIDATED STATEMENT OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2008	2007	2008	2007

Revenues	$1,314,039	$748,520	$3,641,550	$2,572,265

Cost of goods sold	1,052,947	634,052	3,013,250	2,178,113
Selling, general and administrative	66,741	53,219	237,723	186,030
(Income) from joint ventures	(5,476)	(1,704)	(11,706)	(5,441)

Operating income	199,827	62,953	402,283	213,563

Other income (expense):
Interest expense	(1,946)	(1,994)	(8,649)	(8,213)
Other income (expense), net	1,055	1,021	2,644	3,615
	(891)	(973)	(6,005)	(4,598)

Income before income taxes and minority interests	198,936	61,980	396,278	208,965

Income tax expense	(71,477)	(23,366)	(144,203)	(75,333)

Income before minority interests and pre-acquisition interests	127,459	38,614	252,075	133,632
Minority interests, net of tax	(1,077)	(638)	(3,392)	(2,298)
Net income	$126,382	$37,976	$248,683	$131,334

Basic earnings per share	$4.49	$1.29	$8.79	$4.38

Diluted earnings per share	$4.38	$1.28	$8.61	$4.32

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2008	2007	2008	2007

REVENUES:

Metals Recycling Business:
Ferrous sales:
Processing	$1,032,299	$416,806	$2,405,081	$1,300,787
Trading	5,231	84,560	185,715	381,066
Nonferrous sales	134,842	111,125	460,639	395,737
Other sales	2,029	3,185	11,415	11,681
Total sales	1,174,401	615,676	3,062,850	2,089,271

Auto Parts Business	102,545	74,322	352,682	266,354
Steel Manufacturing Business	182,333	117,101	603,189	424,550
Intercompany sales eliminations	(145,240)	(58,579)	(377,171)	(207,910)
Total	$1,314,039	$748,520	$3,641,550	$2,572,265

INCOME (LOSS) FROM OPERATIONS:

Metals Recycling Business:
Processing	$183,356	$46,935	$351,819	$164,964
Trading	(1,576)	(897)	5,054	635
Auto Parts Business	16,260	10,028	46,734	29,050
Steel Manufacturing Business	22,024	19,520	72,300	64,355
Corporate expense	(17,119)	(14,218)	(63,990)	(45,684)
Intercompany eliminations	(3,118)	1,585	(9,634)	243

Total	$199,827	$62,953	$402,283	$213,563

NET INCOME	$126,382	$37,976	$248,683	$131,334

BASIC EARNINGS PER SHARE	$4.49	$1.29	$8.79	$4.38

DILUTED EARNINGS PER SHARE	$4.38	$1.28	$8.61	$4.32

SHARE INFORMATION (THOUSANDS):
Basic shares outstanding	28,165	29,388	28,278	29,997

Diluted shares outstanding	28,834	29,781	28,894	30,400

Schnitzer Steel Industries, Inc.
Selected Operating Statistics
(Unaudited)
					Total					Total
	Q1 FY08	Q2 FY08	Q3 FY08	Q4 FY08	FY08	Q1 FY07	Q2 FY07	Q3 FY07	Q4 FY07	FY07
Metals Recycling Business
Ferrous Recycled Metal Sales Prices ($/LT)(1)
Domestic	$279	$321	$464	$583	$416	$219	$233	$293	$273	$256
Exports	280	329	463	636	455	230	238	295	292	266
Total Processing	280	327	463	623	442	226	237	294	287	263
Trading	313	337	440	590	370	252	257	308	298	279

Ferrous Processing Sales Volume (LT)(2)
Cascade	179,686	170,221	186,696	200,523	737,126	191,090	151,383	185,281	176,768	704,522
Domestic	178,833	210,824	226,961	188,801	805,419	155,970	174,752	199,587	191,250	721,559
Export	642,142	746,736	722,973	1,099,203	3,211,054	521,200	816,683	643,031	884,104	2,865,018
Total Processed	1,000,661	1,127,781	1,136,630	1,488,527	4,753,599	868,260	1,142,818	1,027,899	1,252,122	4,291,099

Ferrous Trading Sales Volume (LT)
Trading	134,957	148,899	151,324	8,407	443,587	320,018	276,220	362,305	253,281	1,211,824

Total Ferrous Sales Volume (LT)(2)	1,135,618	1,276,680	1,287,954	1,496,934	5,197,186	1,188,278	1,419,038	1,390,204	1,505,403	5,502,923

Nonferrous Average Price ($/pound)(1)	$1.000	$0.980	$1.069	$1.053	$1.030	$1.017	$0.964	$1.049	$1.042	$1.020

Nonferrous Sales Volume (pounds, in thousands)	88,808	96,278	128,858	125,525	439,469	79,729	90,140	108,149	105,068	383,086

Steel Manufacturing Business
Sales Prices ($/NT)(1) (2) (3)
Average	$601	$616	$744	$958	$728	$546	$536	$596	$617	$575

Sales Volume (NT)(3)
Rebar	108,856	127,732	128,597	104,926	470,111	98,491	111,136	125,515	116,482	451,624
Coiled Products	49,343	57,096	74,270	65,397	246,106	51,823	50,134	40,407	50,483	192,847
Merchant Bar and Other	16,031	17,332	15,033	11,576	59,972	19,281	16,031	16,505	16,670	68,487
Total	174,230	202,160	217,900	181,899	776,189	169,595	177,301	182,427	183,635	712,958

Auto Parts Business
Number of self-service locations at end of quarter	35	35	35	38	38	35	35	35	35	35
Number of full-service sites at end of quarter	17	17	17	18	18	17	17	17	17	17

(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(2) Includes sales to the Steel Manufacturing Business for all quarters.
(3) Excludes billet sales.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except per share amounts)

	August 31, 2008	August 31, 2007
Assets
Current assets:
Cash and cash equivalents	$15,039	$13,410
Accounts receivable, net	314,993	170,212
Inventories	429,061	258,568
Other current assets	20,433	19,286
Total current assets	779,526	461,476

Property, plant and equipment, net	431,898	383,910

Goodwill and other assets	343,429	306,028

Total assets	$1,554,853	$1,151,414

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$25,490	$20,275
Other current liabilities	319,432	171,914
Total current liabilities	344,922	192,189

Long-term debt	158,933	124,079

Other long-term liabilities	68,447	64,709

Minority interests	4,399	5,373

Shareholders’ equity	978,152	765,064

Total liabilities and shareholders’ equity	$1,554,853	$1,151,414

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations Contact
Rob Stone, 503-224-9900
or
Press Relations Contact
Tom Zelenka, 503-323-2821
Website: www.schnitzersteel.com
Email: ir@schn.com